EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-30055, 333-35352, 333-88780, and 333-106438 on Form S-8, and Registration Statement Nos. 033-61850, 333-58273, 333-134221, and 333-151779 on Form S-8 of our reports dated February 23, 2010, relating to the consolidated financial statements of St. Mary Land & Exploration Company (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company's adoption of new accounting standards) and the effectiveness of St. Mary Land & Exploration Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of St. Mary Land & Exploration Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 23, 2010